Exhibit 99.1

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman
Senior Vice President - Finance
Horace Mann Educators Corporation
(217) 788-5708
www.horacemann.com

HORACE MANN REDEEMS

$28.6 MILLION 6 5/8% SENIOR NOTES DUE 2006

SPRINGFIELD, Ill., June 30, 2005 — Horace Mann Educators Corporation (NYSE:HMN) today announced that it has redeemed all of its outstanding 6 5/8% Senior Notes due January 15, 2006. The $28.6 million aggregate principal amount of the outstanding Senior Notes was redeemed at a redemption price of $1,016.59 per $1,000 principal amount, plus accrued interest through today in the amount of $30.36 per $1,000 principal amount.

The company used a portion of the proceeds from the sale of its 6.05% Senior Notes due June 15, 2015 to finance the redemption of the Senior Notes.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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